May 6, 2016
ATTORNEYS AT LAW

777 EAST WISCONSIN AVENUE, SUITE 3800
MILWAUKEE, WISCONSIN  53202-5306
414.271.2400 TEL
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www.foley.com

WRITER’S DIRECT LINE
414.297.5596
pfetzer@foley.com EMAIL

CLIENT/MATTER NUMBER
999700-0407

Via Edgar

Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549
Re:	Peter T. Kross – Preliminary Proxy Statement

Ladies and Gentlemen:

On behalf of Peter T. Kross, Leland D. Blatt and Arthur E. Byrnes (the “Reporting Parties”), we are transmitting for filing pursuant to Rule 14a-6 of the Securities Exchange Act of 1934, the Reporting Parties’ preliminary proxy statement and form of WHITE proxy card (under the cover page required by Rule 14a-6(m) and Schedule 14A) for use in conjunction with the annual meeting of stockholders of Telkonet, Inc.  The annual meeting has been set for June 27, 2016.

Please call the undersigned at (414) 297‑5596 should you have any questions regarding this filings.

Very truly yours,

/s/ Peter D. Fetzer

Peter D. Fetzer
Enclosures

cc:     Peter Kross
          Phillip Goldberg

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